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                                                                     EXHIBIT 4.9


                            TERMS OF PREFERRED STOCK

     Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as 5% Series [ ] Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be [ ] (which shall not be subject to increase without the consent of the holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders")); Each share of Preferred Stock shall have a par value of $.001 and a stated value of $10,000 (the "Stated Value").

     Section 2. Dividends.


     (a) Holders shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 5% per annum, payable, subject to the provisions of this Section 2(a), on each yearly anniversary of the Original Issue Date (as defined in Section 8) while such share is outstanding (each a "Dividend Payment Date") and on each Conversion Date (as defined herein) for such share, commencing on the earlier to occur of the Conversion Date for such share and the first Dividend Payment Date following the Original Issue Date, in cash or shares of Common Stock (as defined in Section 8). Subject to the terms and conditions herein, the decision whether to pay dividends hereunder in Common Stock or cash shall be at the discretion of the Corporation. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. A party that holds shares of Preferred Stock on the record date with respect to a Dividend Payment Date will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such Dividend Payment Date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder. The Corporation shall provide the Holders notice of its intention to pay dividends in cash or shares of Common Stock not less than 10 Trading Days (as defined in Section 8) prior to any Dividend Payment Date, it being understood that a failure of the Corporation to timely provide such notice shall be deemed an election (if permitted hereunder) to pay such dividends in shares of Common Stock pursuant to the terms hereof. If the Corporation has properly elected, and is permitted hereunder, to pay dividends in shares of Common Stock, then such dividends will be due and payable on each Conversion Date for the applicable shares of Preferred Stock (and not on each Dividend Payment Date) and the number of shares of Common Stock issuable on account of such dividend shall equal the cash amount of such dividend on such Conversion Date divided by the Conversion Price (as defined below) on such date. Any dividends to be paid in cash hereunder that are not paid on a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 15% per annum or the maximum amount that is permitted by applicable law, whichever is less (such fees to accrue daily, from the date such dividend is due hereunder through and including the date of payment).
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     (b) Notwithstanding anything to the contrary contained herein, the
Corporation may not issue shares of Common Stock in payment of dividends on the Preferred Stock (and must deliver cash in respect thereof) if:

         (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes is insufficient to pay such dividends in shares of Common Stock;

         (ii) after the Dividend Effectiveness Date (as defined in Section 8), such shares (x) are not registered for resale pursuant to an effective Underlying Securities Registration Statement (as defined in Section 8) and (y) may not be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act (as defined in Section 8), as determined by counsel to the Corporation pursuant to a written opinion letter, addressed to the Corporation's transfer agent in the form and substance acceptable to the applicable Holder and such transfer agent;

         (iii) such shares are not then listed or quoted on the Nasdaq National Market (the "NASDAQ"), or on the New York Stock Exchange, American Stock Exchange or Nasdaq SmallCap Market (each, a "Subsequent Market");

         (iv) the Corporation has failed to timely satisfy its conversion obligations hereunder; or

         (v) the issuance of such shares would result in a violation of Section 5(a)(iii).

     (c) So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 8), nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution (other than dividends due and paid in the ordinary course on preference shares of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

     Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of all of the shares of the Preferred Stock then outstanding, alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to or otherwise pari passu with the Preferred Stock, amend its certificate of incorporation or other charter documents so as to affect adversely any rights of the Holders, increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing that is not conditioned upon the receipt of an affirmative vote pursuant to this Section.


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     Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value plus all due but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 33% of the voting power of the Corporation is disposed of, or a consolidation or merger of the Corporation with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

     Section 5. Conversion.

         (a) (i) (i) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 5(a)(iii) hereof) at the Conversion Ratio (as defined in Section 8) at the option of the Holder, at any time and from time to time, from and after the Original Issue Date. Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Corporation, together with the form of conversion notice attached hereto as Exhibit A (a "Conversion Notice"), provided, that Holders shall not be required to surrender any such certificate if the Corporation has failed to deliver such certificate to the Holders pursuant to the Purchase Agreement prior the applicable Conversion Date. Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered hereunder. If the Holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Corporation shall promptly deliver to such Holder (in the manner and within the time set forth in Section 5(b)) a certificate representing the number of shares of Preferred Stock as have not been converted.

         (ii) Automatic Conversion. Subject to the provisions in this paragraph, all outstanding shares of Preferred Stock for which conversion notices have not previously been received or for which redemption has not been made or required hereunder shall be automatically converted on the fifth anniversary of the Closing Date (as defined in Section 8). The conversion contemplated by this paragraph shall not occur at such time as (a) (1) an Underlying Securities Registration Statement is not then effective or (2) the Holder is not permitted to resell Underlying Shares (as defined in Section 8) pursuant to Rule 144(k) promulgated under the Securities Act, without volume restrictions, as evidenced by an opinion letter of counsel

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acceptable to the Holder and the transfer agent for the Common Stock; (b) there are not sufficient shares of Common Stock authorized and reserved for issuance upon such conversion; or (c) the Corporation shall have defaulted on its covenants and obligations hereunder or under the Purchase Agreement (as defined in Section 8) or Registration Rights Agreement (as defined in Section 8). Notwithstanding the foregoing, the five-year period for conversion under this Section shall be extended (on a day-for-day basis) for any Trading Days after the date that the Commission declares effective an Underlying Securities Registration Statement that a Holder is both unable to resell Underlying Shares pursuant to Rule 144(k) promulgated under the Securities Act, without volume restrictions and unable to resell Underlying Shares under an Underlying Securities Registration Statement due to (a) the Common Stock not being listed for trading on the NASDAQ or any Subsequent Market, (b) the failure of such Underlying Securities Registration Statement to remain effective during the Effectiveness Period (as defined in the Registration Rights Agreement) as to all Underlying Shares; or (c) the suspension of the Holder's ability to resell Underlying Shares thereunder. Notwithstanding anything to the contrary contained herein, a conversion pursuant to this Section shall not be subject to the provisions of Section 5(a)(iii)(A) and (B).

         (iii) Certain Conversion Restrictions.

               (A) A Holder may not convert shares of Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act (as defined in Section 8) and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of dividends on, the shares of Preferred Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Corporation the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for shares of Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Corporation shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described in
Section 5(b) and, at the option of the Holder, either retain shares of Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Preferred Stock permitted to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Corporation. Other Holders shall be unaffected by any such waiver.


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               (B) A Holder may not convert shares of Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of dividends on, the shares of Preferred Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Corporation the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for shares of Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Corporation shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described in
Section 5(b) and, at the option of the Holder, either retain shares of Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Preferred Stock permitted to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Corporation. Other Holders shall be unaffected by any such waiver.

               (C) At any time when the Common Stock is listed for trading on the Nasdaq or the Nasdaq SmallCap Market and the Corporation has not obtained the Shareholder Approval (as defined below), then the Corporation may not issue in excess of [ ] shares of Common Stock (which equals 19.999% of the number of shares of Common Stock outstanding on the Trading Day immediately preceding the Original Issue Date) (i) upon conversions of shares of Preferred Stock, (ii) as payment of dividends upon the shares of Preferred Stock, (iii) upon conversions of debentures issued by the Corporation in accordance with the terms of the Purchase Agreement (the "Debentures"), and (iv) as payment of interest on the principal amount outstanding under the Debentures (such number of shares, the "Issuable Maximum"). If on any Conversion Date: (A) the shares of Common Stock are listed for trading on the Nasdaq or Nasdaq SmallCap Market, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding shares of Preferred Stock, together with any shares of Common Stock previously issued (i) upon conversions of shares of Preferred Stock and (ii) as payment of dividends upon the shares of Preferred Stock, (iii) upon conversion of Debentures and (iv) as payment of interest on the principal amount outstanding under the Debentures would exceed the Issuable Maximum, and (C) the Corporation shall not have previously obtained the vote of shareholders (the "Shareholder Approval"), if any, as may be required by the applicable rules and regulations of the Nasdaq (or any successor entity) applicable to approve the issuance of

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shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof, then the Corporation shall issue to a Holder requesting a conversion a number of shares of Common Stock equal to the lesser of (x) the number of shares of Common Stock issuable upon such conversion at the applicable Conversion Price and (y) such portion of the Issuable Maximum less all shares of Common Stock previously issued (i) upon conversions of Preferred Stock and (ii) as payment of dividends upon the shares of Preferred Stock, (iii) upon conversions of Debentures, and (iv) as payment of interest on the principal amount outstanding under the Debentures (the "Current Issuable Maximum") as is applicable to the shares of Preferred Stock to be converted. The Current Issuable Maximum applicable to each share of Preferred Stock at any time shall be determined pro rata by reference to the number of shares of Preferred Stock then outstanding. With respect to the remainder of the aggregate Stated Value of the shares of Preferred Stock tendered for conversion by such Holder for which a conversion in accordance with the Conversion Price would result in an issuance of shares of Common Stock in excess of the Issuable Maximum (the "Excess Stated Value"), the converting Holder shall have the option to require the Corporation to either (1) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 60th day after such request, or (2) pay cash to the converting Holder in an amount equal to the Mandatory Redemption Amount (as defined in Section 8) for the Excess Stated Value. If the converting Holder shall have elected the first option pursuant to the immediately preceding sentence and the Corporation shall have failed to obtain the Shareholder Approval on or prior to the 60th day after such request, then within three (3) days of such 60th day, the Corporation shall pay cash to the converting Holder an amount equal to the Mandatory Redemption Amount for the Excess Stated Value. If the Corporation fails to pay the Mandatory Redemption Amount in full pursuant to this Section within seven days after the date payable, the Corporation will pay interest thereon at a rate of 18% per annum or such lesser maximum amount that is permitted to be paid by applicable law, to the converting Holder, accruing daily from the Conversion Date until such amount, plus all such interest thereon, is paid in full. The Corporation and the Holder understand and agree that shares of Common Stock issued to and then held by the Holder as a result of conversions of Preferred Stock shall not be entitled to cast votes on any resolution to obtain Shareholder Approval pursuant hereto.

         (b) (i) (i) Not later than three (3) Trading Days after any Conversion Date, the Corporation will deliver to the Holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 4.9 of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock (subject to the limitations set forth in Section 5(a)(iii) hereof), (ii) one or more certificates representing the number of shares of Preferred Stock not converted, (iii) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected to pay accrued dividends in cash) and the Floor Redemption Price (as defined in Section 5(c)(i)(B), if applicable, and (iv) if the Corporation has elected and is permitted hereunder to pay accrued dividends in shares of Common Stock, certificates, which shall be free of restrictive legends and trading restrictions (other than those required by Section 4.9 of the Purchase Agreement), representing such shares of Common Stock; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until one Trading Day after certificates evidencing such shares of Preferred Stock are delivered for conversion to the

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Corporation, or the Holder of such Preferred Stock notifies the Corporation that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. The Corporation shall, upon request of the Holder, if available, use its best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, are not delivered to or as directed by the applicable Holder by the third (3rd) Trading Day after the Conversion Date, the Holder shall be entitled by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

         (ii) If the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, by the third (3rd) Trading Day after the Conversion Date, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $5,000 for each Trading Day after such third (3rd) Trading Day until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holders from seeking to enforce damages pursuant to any other Section hereof or under applicable law. Further, if the Corporation shall not have delivered any cash due in respect of conversions of Preferred Stock or as payment of dividends thereon by the third
(3rd) Trading Day after the Conversion Date, the Holder may, by notice to the Corporation, require the Corporation to issue shares of Common Stock pursuant to
Section 5(c), except that for such purpose the Conversion Price applicable thereto shall be the lesser of the Conversion Price on the Conversion Date and the Conversion Price on the date of such Holder demand. Any such shares will be subject to the provision of this Section.

         (iii) In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, by the third (3rd) Trading Day after the Conversion Date, and if after such third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder was entitled to receive upon such conversion (a "Buy-In"), then the Corporation shall (A) pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the market

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price of the Common Stock at the time of the sale giving rise to such purchase obligation and (B) at the option of the Holder, either return the shares of Preferred Stock for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations under
Section 5(b)(i). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the market price of the Underlying Shares on the date of conversion was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In. Notwithstanding anything contained herein to the contrary, if a Holder requires the Corporation to make payment in respect of a Buy-In for the failure to timely deliver certificates hereunder and the Corporation timely pays in full such payment, the Corporation shall not be required to pay such Holder liquidated damages under Section 5(b)(ii) in respect of the certificates resulting in such Buy-In.

               (A) [The conversion price for each share of Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be 101% of the average of the ten (10) lowest Per Share Market Values during the thirty (30) Trading Days immediately preceding the applicable Conversion Date (which, at the Holder's option, may include Trading Days prior to the Original Issue Date), provided, that such thirty (30) Trading Day period shall be extended for the number of Trading Days, if any, during such period in which (A) trading in the Common Stock is suspended from the NASDAQ or a Subsequent Market on which it is listed for trading prior to such suspension, or (B) during the Effectiveness Period (as defined in the Registration Rights Agreement), the Underlying Securities Registration Statement is not effective, or (C) during the Effectiveness Period, the Prospectus included in the Underlying Securities Registration Statement may not be used by the Holder for the resale of Underlying Shares.](1)

         (c) (i) (i) (A) (A) The conversion price for each share of Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be the lesser of (a) 120% of the Per Share Market Value on the Original Issue Date (the "Initial Conversion Price") and (b) 101% of the average of the ten (10) lowest Per Share Market Values during the thirty (30) Trading Days immediately preceding the applicable Conversion Date (which, at the Holder's option, may include Trading Days prior to the Original Issue Date), provided, that such thirty (30) Trading Day period shall be extended for the number of Trading Days, if any, during such period in which (A) trading in the Common Stock is suspended from the NASDAQ or a Subsequent Market on which it is listed for trading prior to such suspension, or (B) during the Effectiveness Period (as defined in the Registration Rights Agreement), the Underlying Securities Registration Statement is not effective, or (C) during the Effectiveness Period, the Prospectus included in the Underlying Securities Registration Statement may not be used by the Holder for the resale of Underlying Shares, provided, further, that during the period from the Original Issue Date until

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(1) For Series B Preferred Stock

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the 90th day following the Original Issue Date, the Conversion Price shall be the Initial Conversion Price.](2)

               (B) If on any Conversion Date, the Conversion Price shall be lower than $7.00 (which number shall be subject to equitable adjustments for stock splits, recombinations and similar events) (such Conversion Price, the "Floor Price" and a Conversion Date on which such condition is met, a "Record Date"), then the Corporation will have the right, exercisable by delivery of a written notice to the Holders delivered no later than twenty Trading Days prior to the Record Date (the "Corporation Notice"), which notice shall remain in effect until a subsequent such notice is provided by the Corporation to the Holders, to elect to honor the conversion at issue by either: (x) issuing the number of shares of Common Stock issuable at the actual Conversion Price pursuant to Section 5(c)(i)(A), or (y) issue the number of shares of Common Stock issuable upon the conversion at issue, as if the conversion price applicable to such conversion was equal to the Floor Price and pay cash, no later than the third Trading Day following the Record Date, to the Holder, in an amount equal to the product of (A) the average of the Per Share Market Values for the five Trading Days preceding the Conversion Date for such conversion and
(B) the number of shares of Common Stock otherwise issuable at the actual Conversion Price then in effect less the number of shares of Common Stock issuable upon such conversion at the Floor Price (the "Floor Redemption Price"). Failure by the Corporation to timely deliver the Corporation Notice to the Holder pursuant to the terms of this Section shall result conclusively be deemed an election by the Corporation under subsection (x) hereunder. Failure by the Corporation to pay any portion of the Floor Redemption Price by the third Trading Day following the applicable Conversion Date shall result in the invalidation ab initio of the unpaid portion of such optional redemption. In such event, the Corporation shall, at the option of the Holder, either, (i) not later than three Trading Days from receipt of Holder's request for such election, return to the Holder all of the shares of Preferred Stock for which such Floor Redemption Price has not been paid in full (the "Unpaid Redemption Shares") or (ii) convert all or any portion of the Unpaid Redemption Shares in which event the applicable Conversion Price shall be the lower of the Conversion Price calculated on the date the Floor Redemption Price was originally due and the Conversion Price as of the Holder's written demand for conversion. If the Holder elects option (ii) above, the Corporation shall within three Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto.

         (ii) [If the Corporation, at any time while any shares of Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities or pari passu securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification and exchange of the Common Stock any shares of capital stock of the Corporation, then the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such


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(2) For Series C Preferred Stock


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event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

         (iii) If the Corporation, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security other than with respect to rights granted pursuant to a stockholders rights plan adopted by the Corporation, then in each such case the Initial Conversion Price shall be adjusted by multiplying the Initial Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness or rights or warrants so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

         (iv) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

         (v) Whenever the Initial Conversion Price is adjusted pursuant to the terms hereof, the Corporation shall promptly mail to each Holder, a notice setting forth the Initial Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.](3)

         (vi) In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control Transactions), the Holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Corporation into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.



----------
(3) For Series C Preferred Stock

         (vii) If (a) the Corporation shall declare a dividend (or any other distribution) on the Common Stock, (b) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Corporation shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. Holders are entitled to convert shares of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

         (viii) In case of the closing of any: (1) merger or consolidation of the Corporation with or into another Person, or (2) sale by the Corporation of more than one-half of the assets of the Corporation (on a market value basis) in one or a series of related transactions, a Holder shall have the right to: (A) if permitted under Section 7 hereof, exercise its rights of redemption under
Section 7 with respect to such event, or (B) convert its shares of Preferred Stock into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon conversion of its shares of Preferred Stock to receive such amount of securities, cash and property as the shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such merger, consolidation or sales would have been entitled. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holders the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

     (d) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5(a) and Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder (assuming all such dividends are paid in shares of Common Stock). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable, subject to the legend requirements of
Section 4.9 of the Purchase Agreement.

         (e) Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Corporation elects not, or is unable, to make such a cash payment, the Holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

         (f) The issuance of certificates for Common Stock on conversion of Preferred Stock and as payment of dividends in shares of Common Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

         (g) Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

         (h) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Corporation at the facsimile telephone number or address of the principal place of business of the Corporation as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of
(i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 8:00 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 8:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date,
(iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

     Section 6. Optional Redemption.


     (a) During the time that any shares of Preferred Stock remain outstanding, the Corporation shall have the right, exercisable on any Trading Day in which the Conversion Price shall be less than $6.00 (which number shall be subject to equitable adjustments for stock splits, recombinations and similar events), in accordance with the terms hereof and upon three Trading Days' prior written notice to the Holders to be redeemed (an "Optional Redemption Notice"), to redeem all or any portion of the outstanding shares of Preferred Stock which have not previously been redeemed or for which Conversion Notices have not previously been delivered. The redemption price applicable to redemptions under this Section 6 shall equal the Optional Redemption Price (as defined in Section
8) and shall be paid in cash. The Holders shall have the right to tender, and the Corporation shall honor, Conversion Notices delivered on or prior to the expiration of the fifteenth Trading Day after receipt by the Holders of an Optional Redemption Notice for such Debentures (the fifteenth Trading Day after receipt by the Holders of an Optional Redemption Notice is referred to herein as the "Optional Redemption Date").

     (b) The Corporation shall not be entitled to deliver an Optional Redemption Notice to the Holder (and, if after delivery thereof and prior to the Optional Redemption Date, any of the following conditions shall cease to be met, such notice, at the option of the Holders, shall be deemed no longer effective) if:
(i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes is insufficient to satisfy the Corporation's conversion obligations of the shares of Preferred Stock then outstanding, or
(ii) there is neither an effective Underlying Shares Registration Statement under which the Holders can resell all of the issued Underlying Shares and all of the Underlying Shares as are issuable upon conversion in full of the shares of Preferred Stock subject to an Optional Redemption Notice nor may all of such issued and issuable Underlying Shares be sold by the Holders subject to such redemption without volume restrictions pursuant to Rule 144 promulgated under the Securities Act, as determined by counsel to the Corporation pursuant to a written opinion letter, addressed to the Corporation's transfer agent in the form and substance acceptable to the Holders and such transfer agent, or (iii) the Common Stock is not then listed for trading on the NASDAQ or on a Subsequent Market.

     (c) If any portion of the Optional Redemption Price shall not be paid by the Corporation by the Optional Redemption Date, the Optional Redemption Price shall bear interest at the rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to accrue daily from the date such interest is due hereunder through and including the date of payment (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of the Optional Redemption Price remains unpaid through the expiration of the Optional Redemption Date, the Holder subject to such redemption may elect by written notice to the Corporation to either (x) demand conversion in accordance with the formula and the time period therefor set forth in Section 5 of any portion of the shares of Preferred Stock for which the Optional Redemption Price, plus accrued interest thereon, has not been paid in full (the "Unpaid Redemption Amount"), in which event the applicable Conversion Price shall be the lower of the Conversion Price calculated on the Optional Redemption Date and the Conversion Price as of the Holder's written demand for conversion, or (y) invalidate ab initio such optional redemption, notwithstanding anything herein contained to the contrary. If the

Holder elects option (x) above, the Corporation shall, within three Trading Days after such election is deemed delivered hereunder, deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Amount subject to such conversion demand and otherwise perform its obligations hereunder with respect thereto. If the Holder elects option (y) above, the Corporation shall promptly, and in any event not later than three (3) Trading Days from receipt of notice of such election, return to the Holder new shares of Preferred Stock for the full Unpaid Redemption Amount and shall no longer have any redemption rights under this Section. If, upon an election under option (x) above, the Corporation fails to deliver certificates representing the shares of Common Stock issuable upon conversion of the Unpaid Redemption Amount within the time period set forth in this Section, the Corporation shall pay to the Holder in cash, as liquidated damages and not as a penalty, $5,000 per day until the Corporation delivers such certificates to the Holder.

     Section 7. Redemption Upon Triggering Events.


     (a) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of such Holder, to require the Corporation to redeem all or a portion of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the sum of (i) the Mandatory Redemption Amount plus (ii) the product of (A) the number of Underlying Shares issued in respect of conversions or as payment of dividends hereunder and then held by the Holder (the "Redeemable Stock") and (B) the Per Share Market Value on the date such redemption is demanded or the date the redemption price hereunder is paid in full, whichever is greater (such sum, the "Redemption Price"). The Redemption Price shall be due and payable within (10) days of the date on which the notice for the payment therefor is provided by a Holder. If the Corporation fails to pay the redemption price hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section, the Corporation will pay interest thereon at a rate of 15% (or the maximum amount permitted under applicable law, whichever is less) per annum, accruing daily from such date until the redemption price, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof. Upon receipt of the full Redemption Price, the Holder shall deliver the Redeemable Stock to the Company.

         A "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgement, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

         (i) the failure of an Underlying Securities Registration Statement to be declared effective by the Commission on or prior to the 180th day after the Closing Date;

         (ii) if, during the Effectiveness Period, the effectiveness of the Underlying Securities Registration Statement lapses for any reason for more than an aggregate of three (3) Trading Days, or the Holder shall not be permitted to resell Registrable Securities under the Underlying Securities Registration Statement for more than 5 consecutive Trading Days or an aggregate of 10 Trading Days (which need not be consecutive Trading Days);

         (iii) the failure of the Common Stock to be listed for trading on the NASDAQ or on a Subsequent Market or the suspension of the Common Stock from trading on the NASDAQ or on a Subsequent Market, in either case, for more than 5 consecutive Trading Days or an aggregate of 10 Trading Days (which need not be consecutive Trading Days);

         (iv) the Corporation shall fail for any reason to deliver certificates representing Underlying Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the 10th day after the Conversion Date or the Corporation shall provide notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any Preferred Stock in accordance with the terms hereof;

         (v) the Corporation shall, without the consent of the Holders of a majority of the then outstanding shares of Preferred Stock, be a party to any Change of Control Transaction, shall agree to sell (in one or a series of related transactions) all or substantially all of its assets (whether or not such sale would constitute a Change of Control Transaction) or shall redeem more than a de minimis number of Common Stock or other Junior Securities (other than redemptions of Underlying Shares);

         (vi) an Event (as defined in the Registration Rights Agreement) shall not have been cured to the satisfaction of the Holders prior to the expiration of thirty (30) days from the Event Date (as defined in the Registration Rights Agreement) relating thereto other than an Event resulting from a failure of an Underlying Shares Registration Statement to be timely declared effective by the Commission;

         (vii) the Corporation shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In within seven (7) days after notice therefor is delivered hereunder; or

         (viii) the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder.

     Section 8. Definitions. For the purposes hereof, the following terms shall have the following meanings:

     "Change of Control Transaction" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation, (ii) a replacement at one time or over time of more than one-half of the members of the Corporation's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of the Corporation with or into another entity, consolidation or sale of all or substantially all of the assets of the Corporation in one or a series of related transactions, or (iv) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

         "Closing Date" shall have the meaning set forth in the Purchase Agreement.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" means the Corporation's Common Stock, par value $.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

         "Conversion Ratio" means, at any time, a fraction, the numerator of which is Stated Value plus accrued but unpaid dividends but only to the extent not paid in Common Stock in accordance with the terms hereof, and the denominator of which is the Conversion Price at such time.

         "Dividend Effectiveness Date" means the earlier to occur of (x) the Effectiveness Date (as defined in the Registration Rights Agreement) and (y) the date that an Underlying Securities Registration Statement is declared effective by the Commission.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Junior Securities" means the Common Stock and all other equity securities of the Corporation which are junior in rights and liquidation preference to the Preferred Stock.

         "Mandatory Redemption Amount" for each share of Preferred Stock means the sum of (i) the greater of (A) the Stated Value and all accrued dividends with respect to such share and (B) the product of (a) the Per Share Market Value on the Trading Day immediately preceding (x) the date of the Triggering Event or the Conversion Date, as the case may be, or (y) the date of payment in full by the Corporation of the applicable redemption price, whichever is greater, and
(b) the Conversion Ratio calculated on the date of the Triggering Event, or the Conversion Date, as the case may be, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such share of Preferred Stock.

         "Optional Redemption Price" shall be sum of 106% of the Stated Value of the shares of Preferred Stock to be redeemed pursuant to the terms hereof and
(ii) all other amounts, costs, expenses and liquidated damages due in respect of such shares of Preferred Stock.

         "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

         "Per Share Market Value" means on any particular date (a) the closing bid price per share of Common Stock on such date on the NASDAQ or on the Subsequent Market on which the Common Stock is then listed or quoted, or if there is no such price on such date, then the closing bid price on the NASDAQ or on such Subsequent Market on the date nearest preceding such date, or (b) if the Common Stock is not then listed or quoted on the NASDAQ or on a Subsequent Market, the closing bid price for a shares of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock are not then publicly traded the fair market value of a Common Share as determined by an Appraiser selected in good faith by the Holders of a majority of the shares of the Preferred Stock.

         "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

         "Purchase Agreement" means the Securities Purchase Agreement, dated as of September 21, 2000, to which the Corporation, NeoGene Technologies, Inc. and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

         "Registration Rights Agreement" means the Registration Rights Agreement, dated September 21, 2000, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Trading Day" means (a) a day on which the Common Stock is traded on the NASDAQ or on the Subsequent Market on which the Common Stock is then listed or quoted, as the case may be, or (b) if the Common Stock s not listed on the NASDAQ or on a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and
(c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

         "Underlying Securities Registration Statement" means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Underlying Shares by the recipient thereof, who shall be named as a "selling stockholder" thereunder.

         "Underlying Shares" means, collectively, the shares of Common Stock into which the Shares are convertible and the shares of Common Stock issuable upon payment of dividends thereon in accordance with the terms hereof.

                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

     The undersigned hereby elects to convert the number of shares of 5% Series
[ ] Preferred Stock with Conversion Features indicated below, into shares of Common Stock, par value $.001 per share (the "Common Stock"), of NeoTherapeutics, Inc. (the "Corporation") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion
                                                    ----------------------------

Number of shares of Preferred Stock to be Converted
                                                    ----------------------------

Number of shares of Common Stock to be Issued
                                                    ----------------------------

Applicable Conversion Price
                                                    ----------------------------


                                    --------------------------------------------
                                    Signature
                                    Name
                                                    ----------------------------

                                    Address
                                                    ----------------------------


                                    --------------------------------------------